Exhibit 99.1

NGL Energy Partners LP Announces Investment from funds managed by Oaktree Capital Management, L.P., Declares Quarterly Cash Distribution and Provides Partnership Update
NGL Energy Partners LP (NYSE: NGL) (the "Partnership" or “NGL”) today announced several strategic actions along with updated guidance. The Partnership:

•	Announces $200 million private placement of 10.75% Class A Convertible Preferred Units and formation of a strategic relationship with funds managed by Oaktree Capital Management L.P. (“Oaktree”);

•	Declares a temporary reduction in quarterly cash distribution to $0.39 per common unit ($1.56 per common unit annualized) which will generate an additional $170 million of coverage over the next year;

•	Updates guidance for Fiscal Year 2016 and initiates projections for Fiscal Year 2017, as well as an update on the Grand Mesa project;

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Reports enhanced liquidity and balance sheet since December 2015 with the sales of Class A Convertible Preferred Units, interests in TransMontaigne GP LLC and common units of TransMontaigne Partners L.P. and senior note repurchases resulting in the ability to fund growth projects while also significantly reducing outstanding debt; and

•	Will host an analyst and investor call with Management scheduled for 11:00am EDT on Friday, April 22, 2016
Class A Convertible Preferred Units
The Partnership has entered into an agreement to issue $200 million of 10.75% Class A Convertible Preferred Units ("Preferred Units") to Oaktree. Oaktree will acquire 16.6 million Preferred Units at a price of $12.03 per unit as well as 3.6 million warrants, which are subject to certain vesting and exercise terms. NGL expects to use the net proceeds from the issuance of the Preferred Units to repay borrowings outstanding on its revolving credit facility, which may be re-borrowed in the future to fund capital expenditures and for other general partnership purposes. The Partnership and Oaktree have also formed a strategic relationship to pursue future opportunities within the Partnership’s current business segments.
“I believe this is a very positive transaction for NGL and I look forward to having Oaktree as a partner and represented on our Board. The investment by Oaktree is a strong endorsement of our business model, strategy and future growth projects. We plan to jointly pursue certain attractive assets together that Oaktree will assist in financing/structuring and NGL will operate,” stated Mike Krimbill, CEO of NGL. “Over the past several months, NGL has taken what I believe to be the necessary actions to position the Partnership for success, regardless of this low commodity price environment. In only five months since our joint ownership arrangement regarding the Saddlehorn pipeline, we have significantly enhanced liquidity, strengthened the balance sheet and aligned with a strategic investor which we expect will provide us with the capital to selectively pursue organic growth projects and strategic acquisitions at accretive multiples.”
“Oaktree is pleased to make an investment in NGL. The Partnership’s strong management team, diversified asset base, attractive growth prospects and improved balance sheet, make it an exciting investment opportunity. We look forward to partnering with the NGL team to continue to implement the Partnership’s strategy and capitalize on growth opportunities in the future,” said Managing Director and Co-Portfolio Manager of Oaktree’s Infrastructure Investing strategy Chris Beall.
Closing of the sale of the Preferred Units and warrants is scheduled to occur prior to the end of June 2016, and is subject to certain closing conditions.
Quarterly Distribution

The Board of Directors of the Partnership's general partner decided to reduce the distribution 39% and declared a quarterly cash distribution of $0.39 per common unit ($1.56 per common unit on an annualized basis) for the quarter ended March 31, 2016, which it anticipates will continue for three additional quarters under current market conditions. In light of continued illiquid and unattractive debt and equity capital market conditions, the Board made the difficult decision to reduce the distribution per common unit by $1.00 on an annualized basis, which will provide NGL with approximately $170 million of annual cash savings to enhance liquidity, repay indebtedness and/or invest in selected growth projects in the future. The general partner, through its incentive distribution rights, will forgo approximately $64 million of distributions over the four-quarter period, which is included in the $170 million of annual cash savings to the Partnership.
The distribution will be payable on May 13, 2016 to common unitholders of record at the close of business on May 3, 2016.
Partnership Update and Guidance
Since December 31, 2015, NGL has sold TransMontaigne GP LLC (“TLP GP”) for $350 million; sold its 3.17 million common units in TransMontaigne Partners L.P. (“TLP”) for approximately $112 million; expects to raise $200 million in this issuance of Preferred Units; and expects to have approximately $170 million of additional distribution coverage over the next year from the reduction in distributions. These transactions in aggregate provide over $830 million in cash to be deployed in the Partnership's business and used to strengthen the balance sheet. In addition, the sale of TLP GP results in a $247 million reduction in debt from the December 31, 2015 balance sheet due to NGL’s sale of TLP GP and the resulting deconsolidation of TLP. NGL has also repurchased and retired nearly $100 million of its outstanding high yield bonds since the beginning of February 2016 at then market prices. These events will have combined for more than a $1.0 billion reduction in debt since December 31, 2015, of which a portion has been re-borrowed to fund growth capital expenditures.
The Partnership’s Grand Mesa project is on schedule and NGL’s projected capital costs are under-budget by approximately $20 million. We anticipate crude oil shipments to begin by November 1, 2016. We have been in contact with our shippers and the Partnership currently expects year one EBITDA to be approximately $120 million, year two EBITDA to be approximately $150 million and the average contract term on the pipeline to increase to nine years.
Management guidance for the fourth quarter of Fiscal Year 2016 Adjusted EBITDA is now $150-$160 million, which results in Adjusted EBITDA of $420-$430 million for the entire 2016 Fiscal Year. The Partnership has invested approximately $140 million in growth capital expenditures during the quarter, of which approximately $110 million related to the Grand Mesa project. Guidance for Fiscal Year 2017 Adjusted EBITDA is $500 million, which includes Adjusted EBITDA from Grand Mesa for five months at approximately $10 million per month. Management currently expects growth capital expenditures for Fiscal Year 2017 to be between $200 million to $300 million, which does not include any expenditures associated with the proposed relationship with Oaktree. With these forecasts and the change in distribution policy, Fiscal Year 2017 common unit coverage is expected to increase to 2.0x. Management would expect distribution growth to resume in Fiscal Year 2018 and would target distribution coverage between 1.3 - 1.5x.
Analyst and Investor Call with Management
A conference call to discuss this release is scheduled for 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) on Friday, April 22, 2016. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 96912631. An archived audio replay of the conference call will be available for 7 days beginning at 7:00 p.m. Eastern Time (6:00 p.m. Central Time) on April 22, 2016 and can be accessed by dialing (855) 859-2056 and providing access code 96912631.
Advisors
In connection with the sale of the Preferred Units, RBC Capital Markets, UBS Investment Bank and Deutsche Bank Securities acted as placement agents and financial advisors to NGL and Andrews Kurth LLP acted as legal counsel to NGL. Barclays acted as financial advisor to Oaktree and Vinson & Elkins acted as legal counsel to Oaktree.
About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: crude oil logistics, water solutions, liquids, retail propane and refined products and renewables. For more information visit NGL's website at www.nglenergypartners.com.
About Oaktree Capital
Oaktree Capital Group, LLC (NYSE: OAK) is a leader among global investment managers specializing in alternative investments, with $97 billion in assets under management as of December 31, 2015. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 900 employees and offices in 17 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.
NGL defines EBITDA as net income (loss) attributable to parent equity, plus interest expense, income tax provision (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, and equity-based compensation expense. NGL also includes in Adjusted EBITDA certain inventory valuation adjustments related to its refined products and renewables segment, as described below. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating its ability to make quarterly distributions to its unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to financing methods, capital structure, and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other entities.
Other than for its refined products and renewables segment, for purposes of its Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and records a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of its refined products and renewables segment. The primary hedging strategy of NGL’s refined products and renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. NGL adds this to Adjusted EBITDA because the gains and losses associated with derivative contracts of this segment, which are intended primarily to hedge inventory holding risk, also impact Adjusted EBITDA.
This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes its expectations as reflected in the forward-looking statements are reasonable, NGL can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.